As filed with the Securities and Exchange Commission on August 29, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIMEDX GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	26-2792552
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1234 Airport Road, Suite 105
Destin, Florida	32541
(Address of principal executive offices)	(Zip Code)
(850) 269-0000
Registrant’s telephone number, including area code
MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan
MiMedx Group, Inc. Amended and Restated Assumed 2005 Stock Plan
(formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan)
MiMedx, Inc. 2007 Assumed Stock Plan
(formerly the SpineMedica Corp. 2007 Stock Incentive Plan)
(Full title of the plan)
Thomas W. D’Alonzo
Chief Executive Officer
MiMedx Group, Inc.
1234 Airport Road, Suite 105
Destin, Florida 32541
(850) 269-0000
(Name, address and telephone number, including area code,
of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered	Registered (1)	Share	Price	Registration Fee
Common Stock $0.001 par value per share(2)	2,393,125	$5.10(2)	$12,204,937.50(2)	$479.65
Common Stock $0.001 par value per share(3)	3,106,875	$2.42(3)	$7,518,637.50(3)	$295.48
Common Stock $0.001 par value per share(4)	1,008,750	$1.80(4)	$1,815,750.00(4)	$71.36
Common Stock $0.001 par value per share(5)	126,250	$1.80(5)	$227,250(5)	$8.93
TOTAL:	6,635,000		$21,766,575.00	$855.43

(1)	This registration statement on Form S-8 (this “Registration Statement”) is being filed to register (i) 2,393,125 shares of common stock, U.S.$0.001 par value per share of MiMedx Group, Inc. (the “Company”) (“Common Stock”) available for issuance under the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (the “Incentive Plan”), (ii) 3,106,875 shares of Common Stock issuable upon exercise of options previously granted and presently outstanding under the Incentive Plan, (iii) 1,008,750 shares of Common Stock issuable upon exercise of options previously granted and presently outstanding under the MiMedx Group, Inc. Amended and Restated Assumed 2005 Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan) (the “2005 Assumed Plan”), and (iv) 126,250 shares of Common Stock issuable upon exercise of options previously granted and presently outstanding under the MiMedx, Inc. 2007 Assumed Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan) (the “2007 Assumed Plan,” and together with the Incentive Plan and the 2005 Assumed Plan, collectively, the “Plans’). This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents shares of Common Stock issuable upon exercise of options that have not yet been granted as of the date of this Registration Statement under the Incentive Plan. The proposed maximum offering price per share and proposed maximum offering price have been calculated as to 2,393,125 shares under the Incentive Plan, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon $5.10 per share, which is the closing price for the Common Stock reported on the OTCBB on August 25, 2008.

(3)	Represents shares of Common Stock issuable upon exercise of outstanding options under the Incentive Plan as of the date of this Registration Statement. The proposed maximum offering price per share and proposed maximum offering price have been calculated as to 3,106,875 shares of Common Stock issuable upon exercise of options previously granted and presently outstanding under the Incentive Plan, determined in accordance with Rule 457(h)(1) under the Securities Act.

(4)	Represents shares of Common Stock issuable upon exercise of outstanding options under the 2005 Assumed Plan as of the date of this Registration Statement. The proposed maximum offering price per share and proposed maximum offering price have been calculated as to 1,008,750 shares of Common Stock issuable upon exercise of options previously granted and presently outstanding under the 2005 Assumed Plan, determined in accordance with Rule 457(h)(1) under the Securities Act.

(5)	Represents shares of Common Stock issuable upon exercise of outstanding options under the 2007 Assumed Plan as of the date of this Registration Statement. The proposed maximum offering price per share and proposed maximum offering price have been calculated as to 126,250 shares of Common Stock issuable upon exercise of options previously granted and presently outstanding under the 2007 Assumed Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plans, as applicable, as specified under Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed with the Commission on June 27, 2008 and Amendment No. 1 thereto on Form 10-K/A filed on July 29, 2008; and
     (b) The Company’s Current Reports on Form 8-K filed with the Commission on April 2, 2008, April 4, 2008, May 1, 2008, May 29, 2008, June 13, 2008, and July 15, 2008.
     (c) The Company’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2008.
     (d) The description of the Company’s Common Stock, contained in the Company’s registration statement on Form 10-SB filed with the Commission on March 3, 2003, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the securities offered hereby has been passed upon by the firm of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company. Attorneys of the firm beneficially hold an aggregate of approximately 192,439 shares of Common Stock of the Company.
Item 6. Indemnification of Directors and Officers.
     The Company is a Florida corporation. The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the “FBCA”), the Company’s Articles of Incorporation, and the Company’s Bylaws.
     Under Section 607.0850(1) of the FBCA, a corporation may indemnify any of its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (including any appeal thereof) (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 607.0850(2) provides that no indemnification shall be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Article 8 of the Registrant’s Articles of Incorporation and Section 9 of Article VIII of the Registrant’s Bylaws require that, if in the judgment of the majority of the Board of Directors (excluding from such majority any director under consideration for indemnification) the criteria set forth under Section 607.0850 have been met, then the Registrant shall indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Registrant in the manner and to the extent contemplated by Section 607.0850 of the FBCA (formerly Section 607.014 of the Florida General Corporation Act).

     The Company has purchased insurance to insure (i) the Company’s directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) the Company against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.
     The Company’s Board of Directors has approved a form of Indemnification Agreement to be entered into by the Company with each of its directors and executive officers (as defined by, and determined in accordance with, Section 16 and Rule 3b-7 of the Exchange Act) and authorized it to enter into separate Indemnification Agreements with each of its directors and each of its executive officers.
     The Indemnification Agreements provide, among other things, that the Company will indemnify such directors and executive officers to the fullest extent permitted by Florida law for claims arising out of, or in connection with, the indemnitee’s service to the Company. The indemnification is subject to limitations and other conditions specified in the Indemnification Agreements. To the extent that a change in Florida law, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Articles of Incorporation, Bylaws and the Indemnification Agreement, the indemnitee will receive under the Indemnification Agreement the greater benefits so afforded by such change.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The following exhibits are filed as a part of this Registration Statement:

Number	Description

4.1	Articles of Incorporation of MiMedx Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 2, 2008)

4.2	Bylaws of MiMedx Group, Inc., effective February 29, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 2, 2008)

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC

10.1	MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2008)

10.2	Declaration of Amendment to MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2008)

10.3	Declaration of Amendment to MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.66 to the Company’s Current Report on Form 8-K filed with the Commission on July 15, 2008)

10.4	MiMedx Group, Inc. Amended and Restated Assumed 2005 Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan)

10.5	MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan) (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2008)

10.6	Declaration of Amendment to MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan) (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2008)

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5)

23.2	Consent of Cherry, Bekaert & Holland, L.L.P.

24	Power of Attorney (included in the signature page hereto)
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, MiMedx Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on this 28th day of August, 2008.

MIMEDX GROUP, INC.
By:	/s/ John C. Thomas, Jr.
	Name:	John C. Thomas, Jr.
	Title:	Chief Financial Officer

POWER OF ATTORNEY
          Each of the undersigned, being a director and/or officer of MiMedx Group, Inc. (the “Company”), hereby nominates, constitutes and appoints Thomas W. D’Alonzo and John C. Thomas, or any one of them severally to be his true and lawful attorney-in-fact and agent and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of certain shares of the common stock, $.001 par value, of the Company in connection with the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan, the MiMedx, Inc. 2005 Assumed Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan), and the MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan), and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of August 28th, 2008.

/s/ Thomas W. D’Alonzo	/s/ John C. Thomas, Jr.
Name: Thomas W. D’Alonzo	Name: John C. Thomas, Jr.
Title: Chief Executive Officer	Title: Chief Financial Officer and Secretary
(principal executive officer and Director)	(principal financial and accounting officer)

/s/ Steve Gorlin Name: Steve Gorlin	/s/ Kurt M. Eichler Name: Kurt M. Eichler
Title: Director	Title: Director

/s/ Charles E. Koob Name: Charles E. Koob	/s/ Larry W. Papasan Name: Larry W. Papasan
Title: Director	Title: Director

/s/ Ronald G. Wallace Name: Ronald G. Wallace
Title: Director

EXHIBIT INDEX

Number	Description

4.1	Articles of Incorporation of MiMedx Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 2, 2008)

4.2	Bylaws of MiMedx Group, Inc., effective February 29, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 2, 2008)

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC

10.1	MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2008)

10.2	Declaration of Amendment to MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2008)

10.3	Declaration of Amendment to MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.66 to the Company’s Current Report on Form 8-K filed with the Commission on July 15, 2008)

10.4	MiMedx Group, Inc. Amended and Restated Assumed 2005 Stock Plan (formerly the SpineMedica Corp. 2005 Employee, Director and Consultant Stock Plan)

10.5	MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan) (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2008)

10.6	Declaration of Amendment to MiMedx, Inc. Assumed 2007 Stock Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan) (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2008)

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5)

23.2	Consent of Cherry, Bekaert & Holland, L.L.P.

24	Power of Attorney (included in the signature page hereto)